Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED

MASTER SEPARATION AGREEMENT

dated as of May 13, 2013

between

COMPUWARE CORPORATION

and

COVISINT CORPORATION

i

EXHIBITS AND SCHEDULES
Exhibit 3.1(a)	-	Form of Registration Rights Agreement
Schedule 5.3(b)	-	Continuing Agreements

ii

AMENDED AND RESTATED

MASTER SEPARATION AGREEMENT

This Amended and Restated Master Separation Agreement, dated as of May 13, 2013, but effective as of January 1, 2013 (the “Effective Date”), between Compuware Corporation, a Michigan corporation (“Compuware”), and Covisint Corporation, a Michigan corporation (“Covisint,” with each of Compuware and Covisint a “Party,” and together, the “Parties”).

RECITALS

WHEREAS, Compuware is the beneficial owner of all the issued and outstanding Common Stock (as defined below);

WHEREAS, the Parties currently contemplate that Covisint will make an initial public offering (“IPO”) of its Common Stock pursuant to a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended;

WHEREAS, Compuware and Covisint entered into a Contribution Agreement as of January 1, 2013 (the “Contribution Agreement”), pursuant to which Compuware and its Subsidiaries contributed to Covisint substantially all of the assets and liabilities of the Covisint Business (as defined below), as more specifically described therein, in a transaction that is intended to qualify as a contribution to capital to which the provisions of section 351 of the Code (as defined below) apply;

WHEREAS, following the consummation of the IPO, Compuware will continue to own at least 80.1% of the combined voting power of the outstanding class of its Common Stock, until such time as Compuware effects a Distribution (as defined below);

WHEREAS, the Parties entered into the Master Separation Agreement effective as of January 1, 2013, including the exhibits and schedules hereto (the “Original Master Separation Agreement”), to set forth the principal arrangements between Compuware and Covisint regarding the relationship of the Parties from and after the Effective Date, including addressing certain matters relating to the IPO and the Parties’ relationship thereafter; and

WHEREAS, the Parties desire to amend and restate the Original Master Separation Agreement to reflect the terms and provisions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, Compuware and Covisint mutually covenant and agree to amend and restate the Original Master Separation Agreement in its entirety to reflect the following terms and provisions:

ARTICLE I.

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings, applicable both to the singular and the plural forms of the terms described.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal, other than any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation relating to Taxes.

“Affiliated Company” of any Person means any entity that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” means this Amended and Restated Master Separation Agreement, together with the schedules and exhibits hereto, as the same may be amended from time to time in accordance with the provisions hereof.

“Applicable Stock” means at any time the (i) shares of Common Stock owned by the Compuware Entities that are owned on the IPO Date, plus (ii) shares of Common Stock purchased by the Compuware Entities pursuant to ARTICLE VII, plus (iii) shares of Common Stock that were issued to the Compuware Entities in respect of shares described in either clause (i) or clause (ii) in any reclassification, share combination, share subdivision, share dividend, share exchange, merger, consolidation or similar transaction or event.

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

“Commission” has the meaning set forth in the Recitals to this Agreement.

“Common Stock” means the common stock of Covisint.

“Compuware” has the meaning set forth in the preamble to this Agreement.

“Compuware’s Auditors” has the meaning set forth in Section 5.5(a)(i).

“Compuware Business” means any business that is then conducted by Compuware and described in its periodic filings with the Commission, other than the Covisint Business.

“Compuware Entities” means Compuware and its Subsidiaries (other than Covisint), and “Compuware Entity” means any one of the Compuware Entities in place on the Effective Date and any entity which becomes a Subsidiary of Compuware thereafter.

“Compuware Indemnitees” means Compuware, and each Compuware Entity, together with each of their respective directors, officers and employees.

“Compuware Liabilities” means any Liability of the Compuware Entities and all Liabilities arising out of the operation or conduct of the Compuware Business, in each case, excluding the Covisint Liabilities.

“Compuware Services Agreement” means the Compuware Services Agreement between the Parties of even date herewith, together with the schedules and exhibits thereto, as the same may be amended and supplemented from time to time in accordance with the provisions thereof.

“Confidential Business Information” has the meaning set forth in Section 5.6(b)(iii).

“Confidential Information” has the meaning set forth in Section 5.6(b)(i).

“Confidential Technical Information” has the meaning set forth in Section 5.6(b)(ii).

“Contribution Agreement” has the meaning set forth in the preamble to this Agreement.

“Covisint” has the meaning set forth in the preamble to this Agreement.

“Covisint Affiliate” means any corporation or other entity directly or indirectly controlled by Covisint.

“Covisint’s Auditors” has the meaning set forth in Section 5.5(a).

“Covisint Balance Sheet” means Covisint’s unaudited consolidated balance sheet for the most recently completed fiscal quarter immediately prior to the Effective Date.

“Covisint Business” means the business presently conducted by Covisint as of the Effective Date or, following the IPO Date, such business that is then conducted by Covisint and described in the Registration Statement or its periodic filings with the Commission.

“Covisint Capital Stock” means all classes or series of capital stock of Covisint.

“Covisint Entities” means Covisint Corporation and its Subsidiaries, from time to time, and “Covisint Entity” means any one of the Covisint Entities.

“Covisint Indemnitees” means Covisint, each Covisint Entity and each of their respective directors, officers and employees.

“Covisint Liabilities” means (without duplication) the following Liabilities:

(i) all Liabilities reflected in the Covisint Balance Sheet;

(ii) all Liabilities of Compuware or its Subsidiaries that arise after the date of the Covisint Balance Sheet that would be reflected in a Covisint balance sheet as of the date of such Liabilities, if such balance sheet was prepared using the same principles and accounting policies under which the Covisint Balance Sheet was prepared;

(iii) all Liabilities that should have been reflected in the Covisint Balance Sheet but are not reflected in the Covisint Balance Sheet due to mistake or unintentional omission;

(iv) all Liabilities (other than Liabilities for Taxes, which are governed by the Tax Sharing Agreement), whether arising before, on or after the Effective Date, that relate to, arise or result from:

(A) the operation of the Covisint Business as conducted at any time prior to, on or after the Effective Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(B) the operation of any business conducted by any Covisint Entity at any time after the Effective Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(v) all Liabilities that are expressly contemplated by this Agreement, or any other Intercompany Agreement (or the schedules hereto or thereto) as Liabilities to be assumed by Covisint or any other Covisint Entity; and

(vi) all Liabilities of any Covisint Entity under this Agreement or any of the Intercompany Agreements.

After the Effective Date, Compuware and Covisint may receive invoices evidencing liabilities jointly incurred by or on behalf of both of them or their respective Affiliates. Accordingly, each of Compuware and Covisint agrees that such joint liabilities shall be divided among Compuware, Covisint and their respective Affiliates consistent with past practice and “Covisint Liabilities” shall include the portion so allocated to Covisint.

“Dispute” has the meaning set forth in Section 5.12(a).

“Dispute Resolution Commencement Date” has the meaning set forth in Section 5.12(a).

“Distribution” means a distribution by Compuware of common stock (and preferred stock, if any,) of Covisint or common stock (and preferred stock, if any) of a Person that is a successor to Covisint, which distribution is to holders of common stock of Compuware and is intended to qualify as a tax-free distribution under section 355 of the Code.

“Distribution Date” means the date on which a Distribution occurs.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Employee Benefits Agreement” means the Amended and Restated Employee Benefits Agreement between the Parties of even date herewith, together with the schedules and exhibits thereto, as the same may be amended and supplemented from time to time in accordance with the provisions thereof.

“Exchange Act” has the meaning set forth in Section 4.1(a).

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Indebtedness” means, with respect to any Person, any liability of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments and shall also include (a) any liability of such Person under any agreement related to the fixing of interest rates on any Indebtedness and (b) any capitalized lease obligations of such Person (if and to the extent the same would appear on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles).

“Indemnifying Party” means any party which may be obligated to provide indemnification to an Indemnitee pursuant to Section 6.2 or Section 6.3 hereof or any other Section of this Agreement or any Intercompany Agreement.

“Indemnitee” means any party which may be entitled to indemnification from an Indemnifying Party pursuant to Section 6.2 or Section 6.3 hereof or any other Section of this Agreement or any Intercompany Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

“Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured; or (c) from Insurance Policies.

“Intellectual Property Agreement” means the Amended and Restated Intellectual Property Agreement between the Parties of even date herewith, together with the schedules and exhibits thereto, as the same may be amended and supplemented from time to time in accordance with the provisions thereof.

“Intercompany Agreements” means this Agreement, the Compuware Services Agreement, the Employee Benefits Agreement, the Intellectual Property Agreement, the Registration Rights Agreement, the Shared Services Agreement, and the Tax Sharing Agreement.

“IPO” has the meaning set forth in the Recitals to this Agreement.

“IPO Date” means the date on which the IPO is consummated.

“IPO Conditions” has the meaning set forth in Section 4.3.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Lock-Up Agreement” means that certain Lock-Up Agreement executed by Compuware as of December 7, 2012, and delivered to Credit Suisse Securities (USA) LLC, as amended.

“Loss” and “Losses” mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages and punitive damages.

“Market Price” has the meaning set forth in ARTICLE VII.

“NASDAQ” has the meaning set forth in Section 4.1(c).

“Original Master Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Pre-Distribution Period” has the meaning set forth in Section 5.4(a).

“Privileges” has the meaning set forth in Section 5.7(a).

“Privileged Information” has the meaning set forth in Section 5.7(a).

“Purchase Date” means the date no later than the date immediately preceding the date of the issuance or delivery of Common Stock by Covisint, including upon the exercise of options to purchase Common Stock granted pursuant to the Covisint 2009 Long Term Incentive Plan, or the occurrence of any other event that would (but for Section 7.1) cause the Vote Ownership Percentage to fall below 80.1%.

“Registration Rights Agreement” has the meaning set forth in Section 3.1(a).

“Registration Statement” has the meaning set forth in the preamble to this Agreement.

“Shared Services Agreement” means the Amended and Restated Shared Services Agreement between the Parties of even date herewith, together with the schedules and exhibits thereto, as the same may be amended and supplemented from time to time in accordance with the provisions thereof.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or business trust, whether voting or non-voting.

“Subsidiary” of any Person means a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” and “Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Amended and Restated Tax Sharing Agreement between the Parties of even date herewith, together with the schedules and exhibits thereto, as the same may be amended and supplemented from time to time in accordance with the provisions thereof.

“Third Party Claim” has the meaning set forth in Section 6.8.

“Underwriters” has the meaning set forth in Section 4.1(a).

“Underwriting Agreement” has the meaning set forth in Section 4.1(a).

“Vote Ownership Percentage” means, at any time, the fraction expressed as a percentage and rounded to the next lowest thousandth of a percent, whose numerator is the aggregate voting power (as determined under section 355 of the Code) of the Applicable Stock and whose denominator is the aggregate voting power (as determined under section 355 of the Code) of the then-outstanding shares of Covisint stock.

“Wholly-Owned Subsidiary” means each Subsidiary in which Covisint owns (directly or indirectly) all of the outstanding voting Stock, voting power, partnership interests or similar ownership interests, except for director’s qualifying shares in nominal amount.

Section 1.2 Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding Articles, Sections and paragraphs in this Agreement, references to exhibits or schedules shall refer to the corresponding exhibits or schedules in this Agreement, and references to Parties shall mean the Parties to this Agreement.

ARTICLE II.

DOCUMENTS AND ITEMS TO BE DELIVERED ON THE EFFECTIVE DATE

Section 2.1 Documents to be delivered by Compuware. On or prior to the date hereof, Compuware will deliver, or will cause its appropriate Subsidiaries to deliver, to Covisint all of the following items and agreements:

(a) A duly executed Employee Benefits Agreement;

(b) A duly executed Compuware Services Agreement;

(c) A duly executed Intellectual Property Agreement;

(d) A duly executed Shared Services Agreement;

(e) A duly executed Tax Sharing Agreement; and

(f) Such other agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.

Section 2.2 Documents to be delivered by Covisint. On or prior to the date hereof, Covisint will deliver, or will cause its appropriate Subsidiaries to deliver, to Compuware all of the following items and agreements:

(a) In each case where Covisint is a party to any agreement or instrument referred to in Section 2.1, if any, a duly executed counterpart of such agreement or instrument; and

(b) Such other agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.

ARTICLE III.

DOCUMENTS AND ITEMS TO BE DELIVERED ON THE IPO DATE

Section 3.1 Documents to be delivered by Compuware. On or prior to the IPO Date, Compuware will deliver, or will cause its appropriate Subsidiaries to deliver, to Covisint all of the following items and agreements:

(a) A duly executed Registration Rights Agreement, substantially in the form attached hereto as Exhibit 3.1(a) (the “Registration Rights Agreement”); and

(b) Such other agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.

Section 3.2 Documents to be delivered by Covisint. On or prior to the IPO Date, Covisint will deliver, or will cause its appropriate Subsidiaries to deliver, to Compuware all of the following items and agreements:

(a) A duly executed Registration Rights Agreement; and

(b) Such other agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.

ARTICLE IV.

THE IPO AND ACTIONS PENDING THE IPO; DISTRIBUTION

Section 4.1 Transactions prior to the IPO. Subject to the occurrence of the events described in this ARTICLE IV, Compuware and Covisint intend to consummate the IPO and to take, or cause to be taken, the actions specified in this Section 4.1.

(a) Registration Statement. Covisint shall file the Registration Statement, and intends to file such amendments or supplements thereto as may be necessary in order to cause the same to become and remain effective as required by law or by the managing underwriters for the IPO (the “Underwriters”), including, without limitation, filing such amendments or supplements to the Registration Statement as may be required by the underwriting agreement to be entered into among Covisint and the Underwriters (the “Underwriting Agreement”), the Commission or federal, state or foreign securities laws. Compuware and Covisint also intend to cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the Common Stock of Covisint under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO or the other transactions contemplated by this Agreement.

(b) Underwriting Agreement. Covisint shall enter into the Underwriting Agreement, which shall in form and substance be satisfactory to Compuware and Covisint, as determined by the board of directors of each Party or its authorized designees, as appropriate, and Covisint shall comply with its obligations thereunder.

(c) NASDAQ Listing. Covisint shall prepare, file and use commercially reasonable efforts to make effective, an application for listing of its Common Stock on The NASDAQ Stock Market (“NASDAQ”), subject to official notice of issuance.

Section 4.2 Cooperation. Covisint shall consult with, and cooperate in all respects with, Compuware in connection with the pricing and marketing, including any roadshow presentations, of the Common Stock of Covisint to be offered in the IPO and shall, at Compuware’s direction, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the Registration Statement and the Underwriting Agreement.

Section 4.3 Conditions precedent to Consummation of the IPO. The obligations of the Parties to consummate the IPO shall be conditioned on the satisfaction of the following conditions (collectively, the “IPO Conditions”):

(a) Registration Statement. The Registration Statement shall have been declared effective by the Commission, and there shall be no stop-order in effect with respect thereto;

(b) Blue Sky. The actions and filings with regard to applicable securities and blue sky laws of any state (and any comparable laws under any foreign jurisdictions) shall have been taken and, where applicable, have become effective or been accepted;

(c) NASDAQ Listing. The Common Stock of Covisint to be issued in the IPO shall have been accepted for listing on the NASDAQ, subject only to official notice of issuance;

(d) Underwriting Agreement. Covisint shall have entered into the Underwriting Agreement and all conditions to the obligations of Covisint and the Underwriters shall have been satisfied or waived by the party that is entitled to the benefit thereof;

(e) Stock Ownership. Compuware shall be satisfied, in its sole discretion, that it will own at least 80.1% of the combined voting power of the outstanding Common Stock, and that Covisint will have no class of Covisint Capital Stock other than the Common Stock outstanding, immediately following the IPO;

(f) No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the IPO or any of the other transactions contemplated by this Agreement or any Intercompany Agreement shall be in effect;

(g) Deliveries. Each Party shall have made the deliveries required pursuant to Section 3.1 and Section 3.2, respectively; and

(h) Other Actions. Complete such other actions as the Parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the IPO in order to assure the successful completion of the IPO.

Covisint shall use commercially reasonable efforts to satisfy, or cause to be satisfied, the IPO Conditions, it being understood and acknowledged by the Parties that Compuware shall have absolute discretion to proceed with or abandon the IPO.

Section 4.4 Distribution.

(a) Distribution Generally. Subject to the Lock-Up Agreement, at any time after the Effective Date, if Compuware, in its sole and absolute discretion, advises Covisint that Compuware intends to pursue a Distribution, Covisint agrees to take all action reasonably requested by Compuware to facilitate the Distribution.

(b) Compuware’s Sole Discretion. Subject to the Lock-Up Agreement, Compuware shall, in its sole and absolute discretion, determine whether to proceed with all or part of a Distribution, the date of the consummation of the Distribution and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution; provided that, in the event the Covisint board of directors proposes to Compuware that a Distribution should occur (which proposal shall include the proposed terms of the Distribution contemplated by the Covisint board of directors), Compuware shall in good faith consider such proposal in a timely fashion and determine whether to proceed with a Distribution as described in such proposal. In addition, Compuware may at any time and from time to time until the completion of the Distribution, modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. Covisint shall cooperate with Compuware in all respects to accomplish the Distribution and shall, at Compuware’s direction, promptly take any and all actions that Compuware deems reasonably necessary or desirable to effect the Distribution. Without limiting the generality of the foregoing, Covisint shall, at Compuware’s direction, cooperate with Compuware, and execute and deliver, or use commercially reasonable efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any domestic or foreign governmental or regulatory authority requested by Compuware in order to consummate and make effective the Distribution. If, in connection with any Distribution, Compuware makes a Request (as defined in the Registration Rights Agreement) for a Demand Registration (as defined in the Registration Rights Agreement), the terms and the conditions set forth in the Registration Rights Agreement shall govern.

ARTICLE V.

COVENANTS AND OTHER MATTERS

Section 5.1 Other Agreements. Compuware and Covisint agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Intercompany Agreements.

Section 5.2 Further Instruments. At the request of Covisint, Compuware will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to Covisint such instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as Covisint may reasonably deem necessary or desirable in order to transfer, convey and assign to Covisint and confirm Covisint’s title to any assets, rights and other things of value used in the operation of the Covisint Business on or prior to the Effective Date or to be transferred or licensed to Covisint pursuant to this Agreement, the Contribution Agreement, the Intercompany Agreements, or any document referred to therein, to put Covisint in actual possession and operating control thereof and to permit Covisint to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). Any such assets, rights or other things of value not reflected on the Covisint Balance Sheet (other than all assets, rights and other things of value used in the operation of the Covisint Business on or prior to the Effective Date that (i) were acquired after the date of the Covisint Balance Sheet and that would be reflected in a Covisint balance sheet as of the date of such acquisition, if such balance sheet was prepared using the same principles and accounting policies under which the Covisint Balance Sheet was prepared and (ii) should have been reflected in the Covisint Balance Sheet but are not reflected in the Covisint Balance Sheet due to mistake or unintentional omission, which assets, rights and other things of value will be transferred, conveyed and assigned to Covisint, at no charge to Covisint, in accordance with the preceding sentence) shall only be transferred against payment by Covisint to Compuware or its applicable Subsidiary of an amount equal to the book value thereof; provided, however, except as otherwise required by the Intercompany Agreements, Compuware shall not be under any obligation to transfer any assets, rights or other things of value used in the operation of the Covisint Business and not on the Covisint Balance Sheet that are also used in the operation of the Compuware Business; provided further, however, Covisint may request that Compuware consent to a license permitting Covisint to continue to use such assets, rights or other things of value in the Covisint Business after the Effective Date, which consent shall not be unreasonably withheld; and provided further that the respective rights of the Parties with respect to any assets, rights or things of value that are addressed by the Intercompany Agreements shall be as set forth in the Intercompany Agreements. At the request of Compuware and without further consideration, Covisint will execute and deliver to Compuware and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Compuware may reasonably deem necessary or desirable in order to have Covisint fully and unconditionally assume and discharge the Covisint Liabilities. Nothing in this Section 5.2 shall be deemed a conveyance or transfer of intellectual property rights, and no license under either Party’s patents or other intellectual property rights is granted or conveyed hereby. Any agreements between the Parties with respect to intellectual property rights shall be governed exclusively by the Intellectual Property Agreement and any related intellectual property assignment agreements. Except as hereinabove provided, neither Compuware nor Covisint shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, unless reimbursed by the other Party. Furthermore, each Party, at the request of the other Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

Section 5.3 Termination of Agreements.

(a) Except as set forth in Section 5.3(b) in furtherance of the releases and other provisions of ARTICLE VI hereof, each Compuware Entity, on the one hand, and each Covisint Entity, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among each Compuware Entity, on the one hand, and each Covisint Entity, on the other hand, effective as of the Effective Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Date. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing, and the Parties will agree between themselves as to the treatment of any related intercompany accounts.

(b) The provisions of Section 5.3(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement, the Intercompany Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Intercompany Agreements to be entered into by any of the Parties or any Compuware Entity or Covisint Entity), and the Contribution Agreement; (ii) any agreements, arrangements, commitments or understandings set forth or described in Schedule 5.3(b); and (iii) any compensatory and/or benefit arrangements of one Party benefitting any service providers of the other Party.

Section 5.4 Agreement for Exchange of Information.

(a) Generally. Each of Compuware and Covisint agrees to provide, or cause to be provided, to the other, at any time, as soon as reasonably practicable after written request therefor, all reports and other Information regularly provided by one Party to the other prior to the Effective Date and any Information in the possession or under the control of such Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any Intercompany Agreement or (iv) during the period from the Effective Date until the Distribution Date (the “Pre-Distribution Period”) and thereafter to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Compuware or Covisint, as the case may be; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. Each of Compuware and Covisint agree to make their respective personnel available to discuss the Information exchanged pursuant to this Section 5.4.

(b) Internal Accounting Controls; Financial Information. Except as otherwise provided in the Shared Services Agreement or any other Intercompany Agreement, after the Effective Date, (i) each Party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other Party to satisfy its reporting, tax return, accounting, audit and other obligations, and (ii) each Party shall provide, or cause to be provided, to the other Party and its Subsidiaries in such form as such requesting Party shall request, at no charge to the requesting Party, all financial and other data and information as the requesting Party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority. After the expiration of Compuware’s obligations to provide internal auditing and related services pursuant to the Shared Services Agreement, Covisint shall be solely responsible for its obligations under this Section 5.4(b).

(c) Ownership of Information. Any Information owned by a Party that is provided to a requesting Party pursuant to this Section 5.4 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(d) Record Retention. To facilitate the possible exchange of Information pursuant to this Section 5.4 and other provisions of this Agreement after the Effective Date, each Party agrees to use commercially reasonable efforts until the Distribution Date to retain all Information in its respective possession or control substantially in accordance with its respective record retention policies and/or practices as in effect on the Effective Date, and for such longer period as may be required by any Governmental Authority, any litigation matter, any applicable law or any Intercompany Agreement. However, except as set forth in the Tax Sharing Agreement, at any time after the Distribution Date, each Party may amend its respective record retention policies at such Party’s discretion; provided, however, that if a Party desires to effect the amendment within three (3) years after the Distribution Date, the amending Party must give thirty (30) days prior written notice of such change in the policy to the other Party to this Agreement. No Party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the Effective Date (other than Information that is permitted to be destroyed under the current respective record retention policies of each Party) and that falls under the categories listed in Section 5.4(a), without first notifying the other Party of the proposed destruction and giving the other Party the opportunity to take possession or make copies of such Information prior to such destruction.

(e) Other Agreements Providing For Exchange of Information. The rights and obligations granted under this Section 5.4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Intercompany Agreement.

(f) Production of Witnesses; Records; Cooperation. For a period of seven (7) years after the first date upon which the Compuware Entities cease to own at least twenty percent (20%) of the then outstanding number of shares of Common Stock of Covisint, and except in the case of a legal or other proceeding by one Party against the other Party, each Party hereto shall use commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

Section 5.5 Auditors and Audits; Financial Statements; Accounting Matters. Each Party agrees that:

(a) Selection of Auditors.

(i) Until the first Compuware fiscal year end occurring after the Distribution Date, Covisint shall use commercially reasonable efforts to select the independent certified public accountants (“Covisint’s Auditors”) used by Compuware to serve as its (and its Subsidiaries’) independent certified public accountants (“Compuware’s Auditors” and, for the avoidance of doubt, should Compuware at any time change the accounting firm serving as its independent certified public accountants, Compuware’s Auditors shall thereafter mean the new firm serving as Compuware’s independent certified public accountants) for purposes of providing an opinion on its consolidated financial statements; provided, however, that Covisint’s Auditors may be different from Compuware’s Auditors if necessary to comply with applicable laws regarding auditor independence and qualifications (provided, however, that Covisint shall not take any actions, and shall use commercially reasonable efforts to cause its directors, officers and employees not to take any actions, that could reasonably be expected to require Covisint to engage auditors other than Compuware’s Auditors). The foregoing shall not be construed after Covisint conducts an IPO so as to unlawfully limit any responsibility of the audit committee of Covisint’s board of directors, pursuant to Rule 10A-3(b)(2) (or any successor rule to similar effect) promulgated under the Exchange Act, to appoint, compensate, retain and oversee the work of the registered public accounting firm Covisint engages.

(ii) Until the first Compuware fiscal year end occurring after the Distribution Date, Covisint shall provide Compuware as much prior notice as reasonably practical of any change in Covisint’s Auditors for purposes of providing an opinion on its consolidated financial statements.

(b) Date of Auditors’ Opinion and Quarterly Reviews. Until the first Compuware fiscal year end occurring after the Distribution Date and thereafter to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit, Covisint shall use commercially reasonable efforts to enable Covisint’s Auditors to complete their audit such that they will date their opinion on Covisint’s audited annual financial statements on the same date that Compuware’s Auditors date their opinion on Compuware’s audited annual financial statements, and to enable Compuware to meet its timetable for the printing, filing and public dissemination of Compuware’s annual financial statements. Until the first Compuware fiscal year end occurring after the Distribution Date and thereafter to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit, Covisint shall use commercially reasonable efforts to enable Covisint’s Auditors to complete their annual audit and quarterly review procedures such that they will provide clearance on Covisint’s annual and quarterly financial statements on the same date that Compuware’s Auditors provide clearance on Compuware’s annual and quarterly financial statements.

(c) Annual and Quarterly Financial Statements. Until the Distribution Date, Covisint shall not change its fiscal year and, until the first Compuware fiscal year end occurring after the Distribution Date and thereafter to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit, shall provide to Compuware on a timely basis all Information that Compuware reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Compuware’s annual, quarterly and monthly financial statements. Without limiting the generality of the foregoing, Covisint will provide all required financial Information with respect to Covisint to Covisint’s Auditors in a sufficient and reasonable time and in sufficient detail to permit Covisint’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Compuware’s Auditors with respect to financial Information to be included or contained in Compuware’s annual, quarterly and monthly financial statements. Similarly, Compuware shall provide to Covisint on a timely basis all financial Information that Covisint reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Covisint’s annual, quarterly and monthly financial statements. Without limiting the generality of the foregoing, Compuware will provide all required financial Information with respect to Compuware and its Subsidiaries to Covisint’s Auditors in a sufficient and reasonable time and in sufficient detail to permit Covisint’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Covisint’s Auditors with respect to Information to be included or contained in Covisint’s annual and quarterly financial statements.

(d) Certifications and Attestations.

(i) Until the first Compuware fiscal year end occurring after the Distribution Date and thereafter to the extent necessary for the timely filing by Compuware of annual and quarterly reports under the Exchange Act or in connection with any investigations of prior periods, Covisint shall cause its principal executive officer and principal financial officer to provide to Compuware on a timely basis and as reasonably requested by Compuware (A) any certificates requested as support for the certifications and attestations required by sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 to be filed with such annual and quarterly reports, (B) any certificates or other written Information which such principal executive officer or principal financial officer received as support for the certificates provided to Compuware and (C) a reasonable opportunity to discuss with such principal financial officer and other appropriate officers and employees of Covisint any issues reasonably related to the foregoing.

(ii) For so long as Compuware is providing accounting and financial services pursuant to the Shared Services Agreement and thereafter to the extent necessary for the timely filing by Covisint of annual and quarterly reports under the Exchange Act or in connection with any investigations of prior periods, Compuware shall cause its appropriate officers and employees to provide to Covisint on a timely basis and as reasonably requested by Covisint (A) any certificates requested as support for the certifications and attestations required by Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 to be filed with such annual and quarterly reports, (B) any certificates or other Information which such appropriate officers and employees received as support for the certificates provided to Covisint and (C) a reasonable opportunity to discuss with such appropriate officers and employees any issues reasonably related to the foregoing.

(e) Compliance with Laws, Policies and Regulations. Until the Distribution Date, Covisint shall comply with all financial accounting and reporting rules, policies and directives of Compuware, to the extent such rules, policies and directives have been previously communicated to Covisint, and fulfill all timing and reporting requirements, applicable to Compuware’s Subsidiaries that are consolidated with Compuware for financial statement purposes. Without limiting the foregoing, Covisint shall comply with all financial accounting and reporting rules and policies, and fulfill all timing and reporting requirements, under applicable federal securities laws and NASDAQ rules. Covisint shall not be deemed to be in breach of its obligations set forth in this provision to the extent that Covisint is unable to comply with such obligations as a result of the actions or inactions of Compuware.

(f) Identity of Personnel Performing the Annual Audit and Quarterly Reviews. Until the Distribution Date and thereafter to the extent such information and cooperation is necessary for the preparation of financial statements or completing a financial statements audit, Covisint shall authorize Covisint’s Auditors to make available to Compuware’s Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Covisint and work papers related to the annual audits and quarterly reviews of Covisint, in all cases within a reasonable time prior to Covisint’s Auditors’ opinion date, so that Compuware’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Covisint’s Auditors as it relates to Compuware’s Auditors’ report on Compuware’s financial statements, all within sufficient time to enable Compuware to meet its timetable for the printing, filing and public dissemination of Compuware’s annual and quarterly statements. Similarly, Compuware shall authorize Compuware’s Auditors to make available to Covisint’s Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Compuware and work papers related to the annual audits and quarterly reviews of Compuware, in all cases within a reasonable time prior to Compuware’s Auditors’ opinion date, so that Covisint’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Compuware’s Auditors as it relates to Covisint’s Auditors’ report on Covisint’s statements, all within sufficient time to enable Covisint to meet its timetable for the printing, filing and public dissemination of Covisint’s annual and quarterly financial statements.

(g) Access to Books and Records. Until the Distribution Date and thereafter to the extent such information and cooperation is necessary for the preparation of financial statements or completing a financial statements audit, all governmental audits are complete and the applicable statute of limitations for tax matters has expired, Covisint shall provide Compuware’s internal auditors, counsel and other designated representatives of Compuware access during normal business hours to (i) the premises of Covisint and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Covisint and its Subsidiaries and (ii) the officers and employees of Covisint and its Subsidiaries, so that Compuware may conduct reasonable audits relating to the financial statements provided by Covisint pursuant hereto as well as to the internal accounting controls and operations of Covisint and its Subsidiaries. Similarly, Compuware shall provide Covisint’s internal auditors, counsel and other designated representatives of Covisint access during normal business hours to (x) the premises of Compuware and its Subsidiaries and all Information (and duplicating rights with respect thereto) within the knowledge, possession or control of Compuware and its Subsidiaries and (y) the officers and employees of Compuware and its Subsidiaries, so that Covisint may conduct reasonable audits relating to the financial statements provided by Compuware pursuant hereto as well as to the internal accounting controls and operations of Compuware and its Subsidiaries.

(h) Notice of Change in Accounting Principles. Until the Distribution Date and thereafter if a change in accounting principles by a Party hereto would affect the historical financial statements of the other Party, neither Party shall make or adopt any significant changes in its accounting estimates or accounting principles from those in effect on the Effective Date without first consulting with the other Party, and if requested by the other Party, such Party’s independent public accountants with respect thereto. Compuware shall give Covisint as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Effective Date. Compuware will consult with Covisint and, if requested by Covisint, Compuware will consult with Covisint’s independent public accountants with respect thereto. Covisint shall give Compuware as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Effective Date. Covisint will consult with Compuware and, if requested by Compuware, Covisint will consult with Compuware’s independent public accountants with respect thereto.

(i) Conflict with Third-Party Agreements. Nothing in Section 5.4 or Section 5.5 shall require Covisint to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that Covisint is required under Section 5.4 or Section 5.5 to disclose any such Information, Covisint shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information.

Section 5.6 Confidentiality.

(a) Compuware and Covisint shall hold and shall cause each of their respective Subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence and not to disclose or release without the prior written consent of the other Party, any and all Confidential Information (as defined herein) concerning the other Party and its respective Subsidiaries; provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective Affiliated Companies, auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and, in each case, are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties hereto and in respect of whose failure to comply with such obligations, Covisint or Compuware, as the case may be, will be responsible, (ii) if the Parties or any of their respective Affiliated Companies are compelled to disclose any such Confidential Information by judicial or administrative process or (iii) if the Parties reasonably determine in good faith that such disclosure is required by other requirements of law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made in connection with any judicial or administrative process, or a Party determines in good faith that disclosure is otherwise required by law, Compuware or Covisint, as the case may be, shall promptly notify the other Party of the existence of such request, demand, or conclusion, and shall provide the other Party a reasonable opportunity to seek an appropriate protective order or other remedy, which the notifying Party will cooperate in obtaining. If the disclosing Party seeks a protective order or other remedy, the receiving Party shall reasonably cooperate with disclosing Party, at the disclosing Party’s expense, as the disclosing Party shall reasonably request. Compuware or Covisint, as the case may be, will not produce or disclose to any third party any of the other’s Privileged Information under this Section 5.6 unless (a) the other has provided its express written consent to such production or disclosure or (b) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule. In the event that an appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is required to be disclosed as advised by legal counsel and shall use commercially reasonable efforts to obtain reasonable assurances that confidential treatment will be accorded to such Information.

(b) As used in this Section 5.6:

(i) “Confidential Information” means Confidential Business Information and Confidential Technical Information concerning one Party which, prior to, on or following the Effective Date, has been disclosed by Compuware or its Subsidiaries (excluding Covisint and its Subsidiaries) on the one hand, or Covisint or its Subsidiaries, on the other hand, that (1) is in written, recorded, graphical or other tangible form, or (2) is in oral form, and includes any modifications or derivatives prepared by the receiving Party that contain or are based upon any Confidential Information obtained from the disclosing Party, including any analysis, reports, or summaries of the Confidential Information. Confidential Information may also include information disclosed to a disclosing Party by third parties. Confidential Information shall not, however, include any information which (A) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (B) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving Party through no action or inaction of the receiving Party; (C) is obtained by the receiving Party from a third party without a breach of such third party’s obligations of confidentiality; or (D) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

(ii) “Confidential Technical Information” means all proprietary scientific, engineering, mathematical or design information, data and material of the disclosing Party including, without limitation, (a) specifications, ideas, concepts, models, and strategies for products or services, (b) quality assurance policies, procedures and specifications, (c) source code and object code, (d) training materials and information, and (e) all other know-how, methodology, processes, procedures, techniques and trade secrets related to product or service design, development, manufacture, implementation, use, support, and maintenance.

(iii) “Confidential Business Information” means all proprietary information, data or material of the disclosing Party other than Confidential Technical Information, including, but not limited to (a) proprietary earnings reports and forecasts, (b) proprietary macro-economic reports and forecasts, (c) proprietary business plans, (d) proprietary general market evaluations and surveys, (e) proprietary financing and credit-related information, and (f) customer information.

(c) Nothing in this Agreement shall restrict (i) the disclosing Party from using, disclosing, or disseminating its own Confidential Information in any way, or (ii) reassignment of the receiving Party’s employees. Moreover, nothing in the Agreement supersedes any restriction imposed by third parties on their Confidential Information, and there is no obligation on the disclosing Party to conform third party agreements to the terms of this Agreement except as expressly set forth therein.

(d) Notwithstanding anything to the contrary set forth herein, (i) Compuware and its Subsidiaries (excluding Covisint and its Subsidiaries), on the one hand, and Covisint and its Subsidiaries, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between Compuware or its Subsidiaries (excluding Covisint and its Subsidiaries), or Covisint or any of its Subsidiaries, on the one hand, and any employee of Compuware or any of its Subsidiaries, or Covisint or any of its Subsidiaries, on the other hand shall remain in full force and effect.

(e) Confidential Information of Compuware and its Subsidiaries (excluding Covisint and its Subsidiaries), on the one hand, or Covisint and its Subsidiaries, on the other hand, in the possession of and used by the other as of the Effective Date may continue to be used by such Person in possession of the Confidential Information in and only in the operation of the Compuware Business or the Covisint Business, as the case may be, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 5.6(a) and provided that such use of Confidential Information is not a use of Compuware IP (as defined in the Intellectual Property Agreement) or Covisint IP (as defined in the Intellectual Property Agreement), as the case may be, which would be prohibited by the Intellectual Property Agreement. Such continued right to use Confidential Information may not be transferred to any third party unless such third party (A) purchases all or substantially all of the business and assets in one transaction or in a series of related transactions for which or in which the relevant Confidential Information is used or employed and such continued right to use Confidential Information is not a use of Compuware IP or Covisint IP, as the case may be, which would be prohibited by the Intellectual Property Agreement and (B) expressly agrees in writing to be bound by the provisions of this Section 5.6. In the event that such right to use is transferred in accordance with the preceding sentence, the transferring Party shall not disclose the source of the relevant Confidential Information. For the avoidance of doubt, the Parties agree that the use and transfer of Confidential Information that constitutes Compuware IP or Covisint IP shall be governed by the Intellectual Property Agreement.

Section 5.7 Privileged Matters.

(a) Compuware and Covisint agree that their respective rights and obligations to maintain, preserve, assert or waive any or all privileges belonging to either corporation or their Subsidiaries with respect to the Covisint Business or the business of Compuware, including but not limited to the attorney-client and work product privileges (collectively, “Privileges”), shall be governed by the provisions of this Section 5.7. With respect to Privileged Information of Compuware (as defined below), Compuware shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Covisint shall take no action (nor permit any of its Subsidiaries to take action) without the prior written consent of Compuware that could result in any waiver of any Privilege that could be asserted by Compuware or any of its Subsidiaries under applicable law and this Agreement. With respect to Privileged Information of Covisint (as defined below), Covisint shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Compuware shall take no action (nor permit any of its Subsidiaries to take action) without the prior written consent of Covisint that could result in any waiver of any Privilege that could be asserted by Covisint or any of its Subsidiaries under applicable law and this Agreement. The rights and obligations created by this Section 5.7 shall apply to all Information as to which Compuware or Covisint or their respective Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the Distribution (“Privileged Information”). Privileged Information of Compuware includes but is not limited to (i) any and all Information regarding the business of Compuware and its Subsidiaries (other than Information regarding the Covisint Business; provided that Covisint has assumed and will be liable on or after the Effective Date for any liability or claim arising with respect to such Information), whether or not it is in the possession of Covisint or any of its Subsidiaries; (ii) all communications subject to a Privilege between counsel for Compuware (including in-house counsel) and any person who, at the time of the communication, was an employee of Compuware, regardless of whether such employee is or becomes an employee of Covisint or any of its Subsidiaries and (iii) all Information generated, received or arising after the Effective Date that refers or relates to Privileged Information of Compuware generated, received or arising prior to the Effective Date. Privileged Information of Covisint includes but is not limited to (x) any and all Information regarding the Covisint Business, whether or not it is in the possession of Compuware or any of its Subsidiaries; provided that Covisint has assumed and will be liable on or after the Effective Date for any liability or claim arising with respect to such Information; (y) all communications subject to a Privilege between counsel for the Covisint Business (including in-house counsel and former in-house counsel who are or were employees of Compuware) and any person who, at the time of the communication, was an employee of Covisint, regardless of whether such employee was, is or becomes an employee of Compuware or any of its Subsidiaries (other than Covisint and its Subsidiaries) and (z) all Information generated, received or arising after the Effective Date that refers or relates to Privileged Information of Covisint generated, received or arising after the Effective Date.

(b) Upon receipt by Compuware or Covisint, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Compuware or Covisint, as the case may be, obtains knowledge that any current or former employee of Compuware or Covisint, as the case may be, has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Compuware or Covisint, as the case may be, shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 5.7 or otherwise to prevent the production or disclosure of Privileged Information. If the disclosing Party seeks a protective order or other remedy, the receiving Party shall reasonably cooperate with the disclosing Party, at the disclosing Party’s expense, as the disclosing Party shall reasonably request. Compuware or Covisint, as the case may be, will not produce or disclose to any third party any of the other’s Privileged Information under this Section 5.7 unless (a) the other has provided its express written consent to such production or disclosure or (b) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(c) Compuware’s transfer of books and records pertaining to the Covisint Business and other Information to Covisint, if any, Compuware’s agreement to permit Covisint to obtain Information existing prior to the Effective Date, Covisint’s transfer of books and records and other Information pertaining to Compuware, if any, and Covisint’s agreement to permit Compuware to obtain Information existing prior to the Effective Date are made in reliance on Compuware’s and Covisint’s respective agreements, as set forth in Section 5.6 and this Section 5.7, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Compuware or Covisint, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Section 5.4 and Section 5.5 and the disclosure to Covisint and Compuware of Privileged Information relating to the Covisint Business or the business of Compuware pursuant to this Agreement shall not be asserted by Compuware or Covisint to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 5.7 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Compuware and Covisint in, or the obligations imposed upon Compuware and Covisint by, this Section 5.7.

Section 5.8 Future Litigation and Other Proceedings. In the event that Covisint (or any of its Subsidiaries or any of its or their respective officers or directors) or Compuware (or any of its Subsidiaries or any of its or their respective officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the Parties have no prior agreements (as to indemnification or otherwise), the Party (and its Subsidiaries and its and their respective officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other Party’s expense, with any reasonable requests by the other Party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of associates or employees as witnesses). In the event that Covisint (or any of its Subsidiaries or any of its or their respective officers or directors) and Compuware (or any of its Subsidiaries or any of its or their respective officers or directors) at any time after the date hereof initiate or become subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the Parties have no prior agreements (as to indemnification or otherwise), each Party (and its officers and directors) shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting Party, with any reasonable requests of the other Party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

Section 5.9 Mail and Other Communications. After the Effective Date, each of Compuware and Covisint may receive mail, facsimiles, packages and other communications properly belonging to the other. Accordingly, at all times after the Effective Date, each of Compuware and Covisint authorizes the other to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for the other Party or any of the other Party’s officers or directors, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, telegrams, packages or other communications, including, without limitation, notices of any liens or encumbrances on any asset transferred to Covisint in connection with its separation from Compuware (or, in case the same relate to both businesses, copies thereof), to the other Party as provided for in Section 8.6 hereof. The provisions of this Section 5.9 are not intended to, and shall not, be deemed to constitute (a) an authorization by either Compuware or Covisint to permit the other to accept service of process on its behalf and neither Party is or shall be deemed to be the agent of the other for service of process purposes or (b) a waiver of any Privilege with respect to Privileged Information contained in such mail, telegrams, packages or other communications.

Section 5.10 Employment Matters.

(a) From and after the Effective through the second (2nd) anniversary of the Distribution Date, neither the Compuware Entities nor the Covisint Entities will, directly or indirectly, solicit active employees of the other without its consent; provided, that nothing in this Section 5.10 will prohibit either the Compuware Entities or the Covisint Entities from making general solicitations for employment, including but not limited to, by means of advertisements, public notices, or internal or external websites or job search engines or hiring any employee of the other Party who responds to any such general solicitation for employment.

(b) The treatment of all outstanding options to purchase shares of Compuware common stock and all other Compuware equity awards held by employees of the Covisint Entities at the Effective Date shall be determined in accordance with the terms and conditions of the Employee Benefits Agreement.

Section 5.11 Payment of Expenses. Except as otherwise provided in this Agreement, the Intercompany Agreements or any other agreement between the Parties relating to the IPO or the Distribution, (i) all costs and expenses of the Parties hereto in connection with the IPO (including costs associated with drafting this Agreement, the Intercompany Agreements and related documents) shall be paid by Covisint; (ii) all costs and expenses of the Parties hereto in connection with the Distribution shall be paid by Covisint; and (iii) all costs and expenses of the Parties hereto in connection with any matter not relating to the IPO or the Distribution shall be paid by the Party which incurs such cost or expense. Notwithstanding the foregoing, Covisint and Compuware shall each be responsible for their own internal fees, costs and expenses (e.g., salaries of personnel) incurred in connection with the IPO and the Distribution.

Section 5.12 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Intercompany Agreements (other than the Tax Sharing Agreement or the Intellectual Property Agreement), or the breach, termination or validity thereof (“Dispute”) which arises between the Parties shall first be negotiated between appropriate senior executives of each Party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within fifteen (15) days of receipt by a Party of notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as Confidential Information and Privileged Information of each of Compuware and Covisint developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the Parties.

(b) If the senior executives are unable to resolve the Dispute within sixty (60) days from the Dispute Resolution Commencement Date, then, the Dispute will be submitted to the boards of directors of Compuware and Covisint. Representatives of each board of directors shall meet as soon as practicable to attempt in good faith to negotiate a resolution of the Dispute.

(c) If the representatives of the two boards of directors are unable to resolve the Dispute within one hundred twenty (120) days from the Dispute Resolution Commencement Date, on the request of any Party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association. Both Parties will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each Party shall bear all of its other costs and expenses related to the mediation, including but not limited to attorney’s fees, witness fees, and travel expenses. The mediation shall take place in Detroit, Michigan or in whatever alternative forum on which the Parties may agree.

(d) If the Parties cannot resolve any Dispute through mediation within forty-five days of the appointment of the mediator (or the earlier withdrawal thereof), each Party shall be entitled to seek relief in a court of competent jurisdiction.

Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Intercompany Agreement during the course of dispute resolution pursuant to the provisions of this Section 5.12 with respect to all matters not subject to such dispute, controversy or claim.

Section 5.13 Governmental Approvals. To the extent that any of the transactions contemplated by this Agreement requires any Governmental Approvals, the Parties will use their commercially reasonable efforts to obtain any such Governmental Approvals.

Section 5.14 Compliance with Legal Policies.

(a) For so long as Compuware is providing legal services under the Shared Services Agreement, Covisint shall comply with all policies and directives identified by Compuware as critical to legal and regulatory compliance; provided, however, that nothing contained herein shall preclude modifications to such policies or directives as shall, in the opinion of counsel to Covisint or Compuware, be necessary or reasonably desirable to comply with then applicable law. Until the Distribution Date, Covisint shall not adopt policies or directives relating to legal or regulatory compliance that are inconsistent with the policies and directives identified by Compuware as critical to legal and regulatory compliance.

(b) For so long as Compuware is providing services under the Shared Services Agreement, it will take reasonable steps to assure that the employees providing such services comply with all policies and directives identified by Covisint as critical to legal and regulatory compliance that are applicable to such employees.

Section 5.15 Guarantees. Each Party agrees that it will not renew or extend any contract or agreement guaranteed by the other Party without the consent of the guaranteeing Party.

Section 5.16 Consent to Certain Agreements. Covisint or any of its Subsidiaries shall not enter into any agreement with Compuware or any of its Subsidiaries, or with Compuware or any of its Subsidiaries and any third party, without obtaining the consent of Compuware.

ARTICLE VI.

MUTUAL RELEASES; INDEMNIFICATION

Section 6.1 Release of Pre-Effective Date Claims.

(a) Covisint Release. Except as provided in Section 6.1(c), as of the Effective Date, Covisint does hereby, for itself and as agent for the Covisint Entities, remise, release and forever discharge the Compuware Indemnitees from any and all Covisint Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Date, including in connection with the transactions and all other activities to implement the IPO.

(b) Compuware Release. Except as provided in Section 6.1(c), as of the Effective Date, Compuware does hereby, for itself and as agent for each Compuware Entity, remise, release and forever discharge the Covisint Indemnitees from any and all Compuware Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Date, including in connection with the transactions and all other activities to implement the IPO.

(c) No Impairment. Nothing contained in Section 6.1(a) or Section 6.1(b) shall limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement, the Contribution Agreement, or any Intercompany Agreement, in each case in accordance with its terms, including, without limitation, any obligations relating to indemnification, including indemnification pursuant to Section 6.2 and Section 6.3, and any Insurance Proceeds under any of Compuware’s Insurance Policies relating to the Covisint Business which Covisint is entitled to be paid.

(d) No Actions as to Released Pre-Effective Date Claims. Covisint agrees, for itself and as agent the Covisint Entities, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Compuware Entities, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a). Compuware agrees, for itself and as agent for the Compuware Entities, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Covisint Entities, or any other Person released pursuant to Section 6.1(b), with respect to any Liabilities released pursuant to Section 6.1(b).

(e) Further Instruments. At any time, at the request of any other Party, each Party shall cause the respective Compuware Entities or Covisint Entities, as applicable, to execute and deliver releases reflecting the provisions hereof.

Section 6.2 Indemnification by Covisint. Except as otherwise provided in this Agreement, Covisint shall, for itself and as agent for the Covisint Entities, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Compuware Indemnitees from and against, and shall reimburse such Compuware Indemnitees with respect to, any and all Losses that any third party seeks to impose upon the Compuware Indemnitees, or which are imposed upon the Compuware Indemnitees, and that relate to, arise or result from, whether prior to or following the Effective Date, any of the following items (without duplication):

(a) any Covisint Liability;

(b) any material breach by any Covisint Entity of this Agreement or any of the Intercompany Agreements; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the Registration Statement (other than information provided by Compuware to Covisint specifically for inclusion in the Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the Registration Statement), (ii) contained in any public filings made by Covisint with the Commission following the IPO Date and (iii) provided by Covisint to Compuware specifically for inclusion in Compuware’s annual or quarterly reports following the IPO Date to the extent (A) such information pertains to (x) a Covisint Entity or (y) the Covisint Business or (B) Compuware has provided prior written notice to Covisint that such information will be included in one or more annual or quarterly reports, specifying how such information will be presented, and the information is included in such annual or quarterly reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any Compuware Entity, including as a result of any misstatement or omission of any information by any Compuware Entity to Covisint.

In the event that any Covisint Entity makes a payment to the Compuware Indemnitees hereunder, and any of the Compuware Indemnitees subsequently diminishes the Loss on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Compuware), Compuware will promptly repay (or will cause Compuware Indemnitee to promptly repay) such Covisint Entity the amount by which the payment made by such Covisint Entity exceeds the actual cost of the associated indemnified Loss.

Section 6.3 Indemnification by Compuware. Except as otherwise provided in this Agreement, Compuware shall, for itself and as agent for the Compuware Entities, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Covisint Indemnitees from and against, and shall reimburse such Covisint Indemnitee with respect to, any and all Losses that any third party seeks to impose upon the Covisint Indemnitees, or which are imposed upon the Covisint Indemnitees, and that relate to, arise or result from, whether prior to or following the Effective Date, with any of the following items (without duplication):

(a) any Compuware Liability;

(b) any material breach by any Compuware Entity of this Agreement or any of the Intercompany Agreements; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the Registration Statement provided by Compuware specifically for inclusion therein to the extent such information pertains to (x) the Compuware Entities or (y) the Compuware Business and (ii) provided by Compuware to Covisint specifically for inclusion in Covisint’s annual or quarterly reports following the IPO Date to the extent (A) such information pertains to (x) a Compuware Entity or (y) the Compuware Business or (B) Covisint has provided prior written notice to Compuware that such information will be included in one or more annual or quarterly reports, specifying how such information will be presented, and the information is included in such annual or quarterly reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any Covisint Entity, including as a result of any misstatement or omission of any information by any Covisint Entity to Compuware.

In the event that any Compuware Entity makes a payment to the Covisint Indemnitees hereunder, and any of the Covisint Indemnitees subsequently diminishes the Loss on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Covisint), Covisint will promptly repay (or will cause a Covisint Indemnitee to promptly repay) such Compuware Entity the amount by which the payment made by such Compuware Entity exceeds the actual cost of the indemnified Loss.

Section 6.4 Ancillary Agreement Liabilities. Notwithstanding any other provision in this Agreement to the contrary, any Liability specifically assumed by, or allocated to, a Party in any of the Intercompany Agreements shall be governed exclusively by the terms of such Intercompany Agreement.

Section 6.5 Other Agreements Evidencing Indemnification Obligations. Compuware hereby agrees to execute, for the benefit of any Covisint Indemnitee, such documents as may be reasonably requested by such Covisint Indemnitee, evidencing Compuware’s agreement that the indemnification obligations of Compuware set forth in this Agreement inure to the benefit of and are enforceable by such Covisint Indemnitee. Covisint hereby agrees to execute, for the benefit of any Compuware Indemnitee, such documents as may be reasonably requested by such Compuware Indemnitee, evidencing Covisint’s agreement that the indemnification obligations of Covisint set forth in this Agreement inure to the benefit of and are enforceable by such Compuware Indemnitee.

Section 6.6 Limitation of Liability; Mitigation.

(a) IN NO EVENT SHALL ANY COMPUWARE ENTITY OR COVISINT ENTITY BE LIABLE TO ANY OTHER COMPUWARE ENTITY OR COVISINT ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THIS AGREEMENT OR IN ANY INTERCOMPANY AGREEMENT.

(b) Each Party agrees that, in all circumstances, it shall use and shall call its respective Subsidiaries to use commercially reasonable efforts to mitigate and otherwise minimize damages to the other Party, whether direct or indirect, due to, resulting from or arising in connection with any failure by such Party to comply fully with its obligations under this Agreement.

Section 6.7 Reductions for Insurance Proceeds and Other Recoveries.

(a) Insurance Proceeds. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 6.2 or Section 6.3, as applicable, shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Loss. The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third party. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee has received the payment required by this Agreement from an Indemnifying Party in respect of any indemnifiable Loss and later receives Insurance Proceeds or other amounts in respect of such indemnifiable Loss, then such Indemnitee shall hold such Insurance Proceeds or other amounts in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable Loss (or, if there is more than one Indemnifying Party, the Indemnitee shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties) of such Insurance Proceeds).

(b) Tax Cost/Tax Benefit. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 6.2 or Section 6.3, as applicable, shall be (i) increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnitee arising from incurring or paying such loss or other liability. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this Section 6.7(b) and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have “actually realized” a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination (as defined in the Tax Sharing Agreement) with respect to the Indemnitee’s liability for Taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary. Notwithstanding any other provision of this Agreement, to the extent permitted by applicable law, the Parties hereto agree that any indemnity payment made hereunder shall be treated as a capital contribution or dividend distribution, as the case may be, immediately prior to the Effective Date and, accordingly, not includible in the taxable income of the recipient or deductible by the payor.

Section 6.8 Procedures for Defense, Settlement and Indemnification of the Third Party Claims.

(a) Notice of Claims. If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a Compuware Entity or Covisint Entity of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification, Compuware and Covisint (as applicable) will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within thirty (30) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 6.8 shall not relieve the related Indemnifying Party of its obligations under this ARTICLE VI, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.

(b) Defense by Indemnifying Party. An Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, to the extent that it wishes, at its cost, risk and expense, to assume the defense thereof, with counsel reasonably satisfactory to the party seeking indemnification. After timely notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification for any legal expenses of other counsel or any other expenses subsequently incurred by Indemnitee in connection with the defense thereof (other than reasonable costs of investigation). Any Indemnifying Party against whom indemnity is sought under this Section 6.8 shall not be liable to indemnify any Indemnitee if such Indemnitee settles such claim or action without the consent of the Indemnifying Party. The Indemnitee agrees to cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense against any Third Party Claim. The Indemnifying Party may not agree to any settlement of any such claim or action, other than solely for monetary damages for which the Indemnifying Party shall be responsible hereunder, the result of which any remedy or relief shall be applied to or against the Indemnitee, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

(c) Defense by Indemnitee. If an Indemnifying Party fails to assume the defense of a Third Party Claim within thirty (30) calendar days after receipt of notice of such claim, Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section 6.8; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall reimburse all such costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent will not be unreasonably withheld or delayed.

Section 6.9 Additional Matters.

(a) Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates both Covisint and Compuware in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in this Agreement or any of the Intercompany Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, engage counsel to assist in the defense of such claims.

(b) Pre-Effective Date Actions. Except with respect to matters pertaining solely to, or solely in connection with, the Covisint Business, Compuware may, in its sole discretion, have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions pending at the Effective Date relating to or arising in connection with, in any manner, the Covisint assets or the Covisint Liabilities if any Compuware Entity is named as a party thereto; provided, however, that Compuware must obtain the written consent of Covisint, such consent not to be unreasonably withheld or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Compuware shall reasonably and fairly allocate to Covisint and Covisint shall be responsible for Covisint’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Covisint Business, the Covisint assets or the Covisint Liabilities, including its proportionate share of the costs and expenses associated with defending same.

Section 6.10 Survival of Indemnities. Subject to Section 6.5, the rights and obligations of the each Compuware Entity and Covisint Entity under this ARTICLE VI shall survive the sale or other transfer by any Party of any assets or businesses or the assignment by it of any Liabilities or the sale by any Compuware Entity and Covisint Entity of the capital stock or other equity interests of any Subsidiary to any Person.

ARTICLE VII.

AUTOMATIC PURCHASE OF COMMON STOCK

Section 7.1 General. On the terms and conditions and at the times set forth herein, Compuware shall purchase from Covisint and Covisint shall sell to Compuware such number of shares of Common Stock as and when necessary to prevent the aggregate Vote Ownership Percentage from falling below 80.1%. Compuware’s purchase obligation under this Section 7.1 shall be assignable, in whole or in part and from time to time, by Compuware to any Compuware Entity. The purchase price for each share of Common Stock purchased pursuant to this Section 7.1 shall be the Market Price per share of Common Stock on the date of the purchase. For the purposes of this Section 7.1, “Market Price” of any shares of Common Stock on any date means (i) the average of the last sale price of such shares on each of the five trading days immediately preceding such date on NASDAQ or, if such shares are not quoted thereon, on the principal national securities exchange on which such shares are traded or (ii) if such sale prices are unavailable or such shares are not so traded, the value of such shares on such date determined in accordance with agreed-upon procedures reasonably satisfactory to Compuware and Covisint. For all purposes and as of the Purchase Date, Compuware shall (i) be considered the owner of the Common Stock purchased pursuant to this Section 7.1 and (ii) possess all incidents, benefits and burdens of ownership of such Common Stock, including the right to appreciation in value, the risk of depreciation in value, the right to vote the shares, the right to dividends with respect to the shares, and the right to sell, pledge, hypothecate or otherwise dispose of such shares.

Section 7.2 Automatic Purchase of Common Stock. The purchase by Compuware from Covisint and the sale by Covisint to Compuware of the shares of Common Stock pursuant to Section 7.1 (i) shall occur automatically on the Purchase Date without any notice or other action on the part of Compuware or Covisint, and (ii) shall be effective on the Purchase Date. Notwithstanding the immediately preceding sentence, Covisint shall provide immediate notice to Compuware in the form and manner agreed to by the parties that Covisint (x) has received notice of an intended exercise of options to purchase Common Stock granted pursuant to the Covisint 2009 Long Term Incentive Plan, or (y) otherwise intends to issue any of its stock (other than to Compuware). In all events, Covisint shall not sell or issue any shares of its stock whether pursuant to the exercise of options to purchase Common Stock granted pursuant to the Covisint 2009 Long Term Incentive Plan or otherwise, if such sale or issuance would result in the aggregate Vote Ownership Percentage falling below 80.1%, before Compuware has purchased shares of Common Stock pursuant to Section 7.1. The number of shares of Common Stock that Compuware shall purchase from Covisint and that Covisint shall sell to Compuware under Section 7.1 shall equal only such number of shares of Common Stock as necessary to prevent the aggregate Vote Ownership Percentage from falling below 80.1%. Such purchase and sale shall be recorded on the books and records of each of Compuware and Covisint on the Purchase Date. As soon as possible after the date of purchase of the Common Stock by Compuware from Covisint pursuant to Section 7.1, Covisint shall deliver to Compuware (or any other Compuware Entity designated by Compuware), against payment therefor, certificates (issued in the name of Compuware or its permitted assignee hereunder) representing the shares of Common Stock being purchased pursuant to Section 7.1. Payment for such shares shall be unconditionally owing by Compuware (or its permitted assignee hereunder) as of the Purchase Date. Payment for such shares shall be made by wire transfer or intrabank transfer of immediately available funds to such account as shall be specified by Covisint for the full purchase price for such shares or in such other manner as agreed to by the parties.

Section 7.3 Termination of Purchase and Sale Obligation. The obligation to purchase Common Stock under this Section 7, or any part of such obligation assigned to any Compuware Entity other than Compuware, shall terminate on the earliest of (i) a Distribution, (ii) December 31, 2014, or (iii) in the event that the purchase obligation has been transferred by Compuware, on such date that the Person to whom the purchase obligation, or such part thereof, has been transferred, ceases to be a Compuware Entity for any reason whatsoever.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 Consent of Compuware. Any consent of Compuware pursuant to this Agreement or any of the Intercompany Agreements, including but not limited to the consents referred to in Section 5.16, shall not be effective unless it is in writing and evidenced by the signature of the General Counsel of Compuware (or such other person that the General Counsel has specifically authorized in writing to give such consent).

Section 8.2 Entire Agreement. This Agreement, the Intercompany Agreements and the exhibits and schedules referenced or attached hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

Section 8.3 Governing Law and Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of Michigan applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof).

Section 8.4 Termination; Amendment. This Agreement and all Intercompany Agreements may be terminated or amended by and in the sole discretion of Compuware, without the approval of Covisint, at any time prior to the IPO. This Agreement and any applicable Intercompany Agreements may be terminated or amended at any time after such date and before the Distribution Date by mutual consent of Compuware and Covisint, evidenced by an instrument in writing signed on behalf of each of the Parties. Any termination of this Agreement pursuant to this Section 8.4 shall not, in and of itself, result in any Party having liability of any kind to the other Party. Except as otherwise provided herein or required by the provisions hereof, this Agreement shall terminate on the date that is five (5) years after the first date upon which the Compuware Entities cease to own at least twenty percent (20%) of the then outstanding number of shares of Common Stock; provided, however, that the provisions of Section 5.8 of ARTICLE V shall survive for a period of seven (7) years after the termination of this Agreement and the provisions of ARTICLE I, Section 5.6 of ARTICLE V, ARTICLE VI and ARTICLE VIII shall survive indefinitely after the termination of this Agreement.

Section 8.5 Information. Subject to applicable law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement or any Intercompany Agreement that the other Party reasonably believes is required to comply with all applicable foreign, United States federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

Section 8.6 Notices. Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:

If to Compuware:

Compuware Corporation

One Campus Martius

Detroit, Michigan

Attention: Office of the General Counsel

Facsimile: (313) 227-7690

Email: Dan.Follis@compuware.com

If to Covisint:

Covisint Corporation

One Campus Martius

Detroit, Michigan

Attention: Office of the Chief Financial Officer

Facsimile: (313) 227-6435

Email: Jim.Prowse@compuware.com

or to such other address or facsimile number as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile or email, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile, email or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

Section 8.7 Counterparts. This Agreement, including the Intercompany Agreements and the exhibits and schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.8 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each Compuware Entity and each Covisint Entity. Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, either Party may assign this Agreement to a successor entity formed solely in connection with such Party’s reincorporation in another jurisdiction or into another business form.

Section 8.9 Public Announcements. Compuware and Covisint shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Intercompany Agreements, and shall not issue any such press release or make any such public state prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with NASDAQ or any other national securities exchange or national securities quotation system.

Section 8.10 Severability. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.11 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits or schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.12 Authority. Each of the Parties represents to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 8.13 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, without the necessity of proving irreparable damage or posting a bond, in addition to any other remedy at law or equity.

Section 8.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 8.15 Interpretation. The headings contained in this Agreement, in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit or schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement.

Section 8.16 Conflicting Agreements. None of the provisions of this Agreement are intended to supersede any provision in any Intercompany Agreement or any other agreement with respect to the respective subject matters thereof. In the event of conflict between this Agreement and any Intercompany Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.

Section 8.17 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto.

Section 8.18 Incorporation by Reference. All schedules to this Agreement are incorporated herein by reference and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.

[Signature Page to Follow]

WHEREFORE, the Parties have signed this Amended and Restated Master Separation Agreement as of the date first set forth above, but effective as of January 1, 2013.

COMPUWARE CORPORATION

By:	/s/ Daniel S. Follis, Jr.
Name:	Daniel S. Follis, Jr.
Title:	Senior Vice President, General Counsel & Secretary

COVISINT CORPORATION

By:	/s/ David A. McGuffie
Name:	David A. McGuffie
Title:	President and Chief Executive Officer

[Signature Page to Amended and Restated Master Separation Agreement]

EXHIBIT 3.1(a)

Form of Registration Rights Agreement

(to be attached)

SCHEDULE 5.3(b)

CONTINUING AGREEMENTS

The Contribution Agreement between the Parties entered into as of January 1, 2013, as amended, and each other agreement or instrument expressly contemplated by the Contribution Agreement, including but not limited to, any related asset assignment.

That certain sublease to be entered into between Compuware Covisint Software Services (Shanghai) Co. Ltd. and Covisint Corporation on or near the date of this Agreement.